FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2009 SECOND QUARTER RESULTS

HOUSTON, TX – August 10, 2009 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the second quarter and first six months ended June 30, 2009.

$ in millions (except per share data)	3 Months ended 06-30-09	Over (Under) 6-30-08	% Change	6 Months ended 06-30-09	Over (Under) 6-30-08	% Change
Revenues	$120.4	$13.6	13%	$215.2	$23.6	12%
Gross profit	$18.6	$6.8	58%	$30.4	$10.5	53%
Gross margin	15.4%	4.4%		14.1%	3.8%
Operating income	$14.7	$6.5	79%	$23.4	$10.6	82%
Net income attributable to common stockholders	$9.3	$4.1	81%	$14.9	$6.6	80%
Diluted net income per share attributable to common stockholders	$0.68	$0.31	84%	$1.08	$0.48	80%

Commenting on the results, Joe Harper, Sr., Sterling’s President and Chief Operating Officer, said, “The year-over-year increases in revenues for the 2009 periods were primarily due to a higher level of crew and equipment resources available in 2009 as well as better weather, which enabled our crews and equipment to work more days and make greater progress toward completion of contracts.  The increases in gross profit both in terms of dollars and as a percent of revenue for the 2009 periods were due to better execution on contracts-in-progress, the increase in revenues of our Nevada operations and the mix in the stage of completion and profitability of certain contracts at June 30, 2009.  The 15.4% gross margin in the second quarter of 2009 is both exceptional and welcome, but may not be representative of the margins the Company will achieve in the second half of the year and 2010.”

“Although first-half 2009 revenues are running 12% ahead of the first half of 2008, we expect full year 2009 revenues will be only slightly ahead of 2008 revenues.  Because of the higher gross profit in the first half of 2009, we expect net income and diluted net income per common share to be towards the higher end of our full year 2009 guidance.”

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Sterling Construction News Release                                                                                                                                          Page 2
August 10, 2009

Pat Manning, the Company’s Chairman and Chief Executive Officer, added, “As we noted when we announced first quarter results, we have been subject to increased competition, which depressed bid prices, contract awards and backlog during the latter half of 2008 and through the first half of 2009.  We closed the first half of 2009 with backlog of approximately $344 million, compared to $514 million at June 30, 2008.  Through the first half of the year, we were awarded or were the apparent low bidder on $111 million of new contracts, including $79 million in the second quarter of 2009.  After the second quarter closed and as previously announced, we were awarded a $28.9 million project in Harris County, Texas for the Texas Department of Transportation (“TXDOT”), which is supported by Federal stimulus funding, and were the apparent low bidder on a $32.8 million project in Hawaii for the U.S. Department of Transportation.”

Discussing the outlook for the remainder of the year, Mr. Manning stated, “As was the case in the first quarter of 2009, we continue to submit bids at lower but nonetheless acceptable profit margins.  The proposed budgets of TXDOT and Nevada Department of Transportation, along with proposed projects of other states, toll road authorities and municipalities make us increasingly confident that there are significant opportunities to grow backlog and generate revenues and profits; however, competition and reduced bidding margins remain significant challenges.”

Jim Allen, Sterling’s CFO noted, “We have maintained a cautious posture with respect to capital expenditures in light of the volume and timing of contract lettings and the competitive landscape in which we are operating.  In the first half of this year, $3.9 million has been invested in the replacement of certain equipment and to expand our construction fleet and office and shop facilities, down from $11.1 million at mid-year 2008.  Until business conditions improve, we will keep a tight rein on such expenditures and, for the year as a whole, we are budgeting lower capital expenditure levels than 2008 levels.  Our financial position remains strong, with working capital of approximately $112.7 million, including $104.1 million in cash, cash equivalents and short-term investments, total assets of $324.2 million and Sterling common stockholders’ equity of $174.4 million.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss second quarter results and recent corporate developments, at 11:00 am EDT/ 10:00 am CDT today, August 10, 2009.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, Joe Harper, President and Chief Operating Officer, and James H. Allen, Jr., Chief Financial Officer.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

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Sterling Construction News Release                                                                                                                                          Page 3
August 10, 2009

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas and Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2009 Second Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on Monday, August 10, 2009.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO                                                                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction News Release                                                                                                                                          Page 4
August 10, 2009

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$120,375	$106,728	$215,241	$191,654
Cost of revenues	101,796	94,988	184,851	171,813
Gross profit	18,579	11,740	30,390	19,841
General and administrative expenses	(3,814)	(3,442)	(7,028)	(6,889)
Other income (expense)	(47)	(91)	40	(102)
Operating income	14,718	8,207	23,402	12,850
Interest income	118	223	277	510
Interest expense	(45)	(152)	(104)	(282)
Income before income taxes and earnings attributable to the noncontrolling interest	14,791	8,278	23,575	13,078
Income tax expense	(5,021)	(2,781)	(7,939)	(4,372)
Net income	9,770	5,497	15,636	8,706
Less: Net income attributable to the noncontrolling interest in earnings of subsidiary	(485)	(357)	(786)	(449)
Net income attributable to Sterling common stockholders	$9,285	$5,140	$14,850	$8,257

Net income per share attributable to Sterling common stockholders:
Basic	$0.70	$0.39	$1.12	$0.63
Diluted	$0.68	$0.37	$1.08	$0.60

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	13,223,165	13,110,500	13,205,812	13,089,682
Diluted	13,730,182	13,783,307	13,721,776	13,695,000

Sterling Construction News Release                                                                                                                                          Page 5
August 10, 2009

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$78,571	$55,305
Short-term investments	25,487	24,379
Contracts receivable, including retainage	74,802	60,582
Costs and estimated earnings in excess of billings on uncompleted contracts	9,059	7,508
Inventories	1,324	1,041
Deposits and other current assets	1,602	3,907
Total current assets	190,845	152,722
Property and equipment, net	74,608	77,993
Goodwill	57,232	57,232
Other assets, net	1,485	1,668
Total assets	$324,170	$289,615
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,737	$26,111
Billings in excess of costs and estimated earnings on uncompleted contracts	29,018	23,127
Current maturities of long-term obligations	73	73
Income taxes payable	867	547
Other accrued expenses	9,431	7,741
Total current liabilities	78,126	57,599
Long-term liabilities:
Long-term debt, net of current maturities	50,446	55,483
Deferred tax liability, net	14,408	11,117
Put liability related to and noncontrolling owner's interest in subsidiary	6,781	6,300
Total long-term liabilities	71,635	72,900
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	-	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 13,260,124 and 13,184,638 shares issued and outstanding	132	131
Additional paid-in capital	150,662	150,223
Retained earnings	23,615	8,762
Total Sterling common stockholders’ equity	174,409	159,116
Total liabilities and stockholders’ equity	$324,170	$289,615